Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 10,017 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 August 25, 2025

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF, the Class A Common Stock of Meta Platforms, Inc. and the SPDR® S&P® Biotech ETF due August 30, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings:	SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP Shares”), the class A common stock of Meta Platforms, Inc. (the “META Stock”) and the SPDR® S&P® Biotech ETF (the “XBI Shares”)
Pricing date*	August 27, 2025
Original issue date*	September 2, 2025
Face amount	$1,000 per security
Automatic call

If, on any calculation day, beginning on September 2, 2026, the closing price of each underlying is greater than or equal to its respective call threshold price, the securities will be automatically called for the applicable call payment on the related call settlement date.

Calculation days* and call premiums

Calculation Day

Call Premium†

September 2, 2026

At least 16.00% of the face amount

October 2, 2026

At least 17.333% of the face amount

November 2, 2026

At least 18.667% of the face amount

December 2, 2026

At least 20.00% of the face amount

January 4, 2027

At least 21.333% of the face amount

February 2, 2027

At least 22.667% of the face amount

March 2, 2027

At least 24.00% of the face amount

April 2, 2027

At least 25.333% of the face amount

May 3, 2027

At least 26.667% of the face amount

June 2, 2027

At least 28.00% of the face amount

July 2, 2027

At least 29.333% of the face amount

August 2, 2027

At least 30.667% of the face amount

September 2, 2027

At least 32.00% of the face amount

October 4, 2027

At least 33.333% of the face amount

November 2, 2027

At least 34.667% of the face amount

December 2, 2027

At least 36.00% of the face amount

January 3, 2028

At least 37.333% of the face amount

February 2, 2028

At least 38.667% of the face amount

March 2, 2028

At least 40.00% of the face amount

April 3, 2028

At least 41.333% of the face amount

May 2, 2028

At least 42.667% of the face amount

June 2, 2028

At least 44.00% of the face amount

July 3, 2028

At least 45.333% of the face amount

August 2, 2028

At least 46.667% of the face amount

September 5, 2028

At least 48.00% of the face amount

October 2, 2028

At least 49.333% of the face amount

November 2, 2028

At least 50.667% of the face amount

December 4, 2028

At least 52.00% of the face amount

January 2, 2029

At least 53.333% of the face amount

February 2, 2029

At least 54.667% of the face amount

March 2, 2029

At least 56.00% of the face amount

April 2, 2029

At least 57.333% of the face amount

May 2, 2029

At least 58.667% of the face amount

June 4, 2029

At least 60.00% of the face amount

July 2, 2029

At least 61.333% of the face amount

August 2, 2029

At least 62.667% of the face amount

August 27, 2029 (the “final calculation day”)

At least 64.00% of the face amount

†to be determined on the pricing date

Call settlement dates	Three business days after the applicable calculation day; provided that the call settlement date for the final calculation day is the maturity date.
Maturity payment amount (per security)

●if the ending price of any underlying is less than its respective call threshold price but the ending price of each underlying is greater than or equal to its respective threshold price:

$1,000; or

●if the ending price of any underlying is less than its respective threshold price:

$1,000 × performance factor of the lowest performing underlying

Maturity date*	August 30, 2029
Closing price

The “closing price” for each underlying (or one unit of any other security for which a closing price must be determined) on any trading day means the product of (i) the official closing price on such day published by the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such underlying (or any such other security) is listed or admitted to trading, and (ii) the adjustment factor applicable to such underlying on such trading day.

Starting price	For each underlying, the closing price on the pricing date, as applicable.
Ending price	With respect to each underlying, the closing price for such underlying on the final calculation day multiplied by the adjustment factor on such day.
Adjustment factor:	The “adjustment factor” means, 1.0, subject to adjustment in the event of certain events affecting the underlyings.
Lowest performing underlying	The underlying with the lowest performance factor
Performance factor	With respect to each underlying, the ending price divided by the starting price
Threshold price	60% of the starting price for each underlying
Call threshold price	85% of the starting price for each underlying
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $23.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61779DBK7
Tax considerations	See preliminary pricing supplement

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending price of any underlying on the final calculation day is less than its respective threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities at the maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing price of the lowest performing underlying on the applicable calculation day significantly exceeds its starting price. You will not participate in any appreciation of the underlyings.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $962.70, or within $30.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988225046407/ms10017_424b2-25879.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●The appreciation potential of the securities is limited by the call payment specified for each calculation day.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlyings or in the stocks composing the fund underlying indices.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the final calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risks of receiving no call premiums and sustaining a significant loss on your investment than if the securities were linked to just one underlying.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production sector.

●No affiliation with Meta Platforms, Inc.

●We may engage in business with or involving Meta Platforms, Inc. without regard to your interests.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the biotechnology sector.

●Adjustments to the underlying funds or the fund underlying indices could adversely affect the value of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying funds.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

●Historical prices of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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